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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                               September 16, 1997
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                 Date of Report (date of earliest event reported)

                           NEWCARE HEALTH CORPORATION
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               Exact name of Registrant as Specified in its Charter

         Nevada                  0-24110              86-0594391
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State or Other Jurisdiction   Commission File  IRS Employer Identification
     of Incorporation             Number                   Number

           6000 Lake Forrest Drive, Suite 315, Atlanta, Georgia  30328
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           Address of Principal Executive Offices, Including Zip Code

                                (404) 252-2923
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               Registrant's Telephone Number, Including Area Code

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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On September 16, 1997, a newly-formed, wholly-owned subsidiary of NewCare Health Corporation (the "Company") purchased all of the outstanding stock of Wakulla Acquisition, Inc., which owns a 120-bed nursing home in Wakulla, Florida, for $1,200,000 in cash. In addition, the Company assumed and paid off approximately $3,240,000 of existing debt on the property.

     The Company financed this transaction through a loan of $4.8 million from LTC Properties, Inc. The loan is secured by a mortgage on the nursing home and is due on September 1, 2007. The loan bears interest at an initial rate of 10.83% per annum, which interest rate will increase by 12.5 Basis Points on the first day of September of each calendar year commencing on September 1, 1998. The loan is payable in monthly installments of interest and principal based on a 25 year amortization schedule with a balloon payment due on September 1, 2007. The Company paid LTC Properties, Inc. a loan fee of $48,000 in connection with this transaction.

     The Wakulla nursing home is a one story nursing home facility containing a total of 41,953 square feet of gross building area including 4088 square feet of administrative office area. It was built in 1974 and was 97% occupied when purchased. The payor mix was Medicaid - 93%, Medicare - 4%, and private pay - 3%.

     Physical therapy, speech therapy and occupational therapy are offered in the facility and a pharmacy is available at the site.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED. The financial statements for Wakulla Acquisition, Inc. will be filed by amendment on or before December 1, 1997.

     (b) PRO FORMA FINANCIAL INFORMATION. Pro forma financial information will be filed by amendment on or before December 1, 1997.

     (c)  EXHIBITS.

          Exhibit 10.1  Stock Purchase Agreement with Wakulla Manor, Inc. et
                         al., and First Amendment to Stock Purchase Agreement

           Exhibit 10.2  Loan Agreement and Promissory Note Secured by
                         Mortgage

                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                              NEWCARE HEALTH CORPORATION

Dated:  November 21, 1997          By /s/ James H. Sanregret
                                   James H. Sanregret
                                   Chief Financial Officer
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